UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2012 (June 25, 2012)

Lone Star Gold, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	333-159561	45-2578051
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6565 Americas Parkway NE, Suite 200, Albuquerque, NM 87110

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (505) 563-5828

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 25, 2012, Lone Star Gold, Inc. (the “Company”) and Fairhills Capital Offshore Ltd., a Cayman Islands exempted company (“Fairhills”), executed an Amendment No. 1 to Investment Agreement (the “Amendment”) amending that certain Investment Agreement dated April 30, 2012, pursuant to which Fairhills agreed to purchase the Company’s common stock, $0.001 par value (the “Common Stock”), for an aggregate purchase price of up to $24,000,000. The Investment Agreement was attached as Exhibit 10.13 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on May 14, 2012.

The Amendment reduced the amount of Common Stock that Fairhills agreed to purchase under the Investment Agreement from $24,000,000 to $15,000,000. It also changed the definition of the purchase price, such that Fairhills will purchase each share of Common Stock at a twenty-four and one-half percent (24.5%) discount to the lowest trading price of the Common Stock reported by Bloomberg, L.P. during the ten (10) consecutive trading days prior to the receipt by Fairhills of a put notice from the Company. The Investment Agreement had originally provided that Fairhills would purchase each share of Common Stock at a twenty-four and one-half percent (24.5%) discount to the lowest volume weighted average price of the Common Stock reported by Bloomberg, L.P. during the same period.

Item 2.03 Creation of a Direct Financial Obligation

On June 25, 2012, the Company borrowed $50,000 from Fairhills. The 2% Secured Note (the “Note”) executed by the Company in connection with the loan contains the following payment terms: (a) the unpaid principal amount accrues interest at the rate of two percent (2%) per annum, (b) the unpaid principal and all accrued but unpaid interest thereon will be due and payable on December 24, 2012, and (c) any portion of the unpaid principal and accrued but unpaid interest may be prepaid by the Company, without penalty. Payment of the Note is secured by certain shares of Common Stock of the Company owned by Dan M. Ferris. Mr. Ferris is the sole director and officer of the Company.

The proceeds of the Note will be used to make certain payments relating to the Company’s mine tailings joint venture in Chihuahua, Mexico, and for general operating expenses.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 27, 2012	LONE STAR GOLD, INC.

	By:	/s/ Dan M. Ferris
Dan M. Ferris President, Treasurer and Secretary